Exhibit 10.2

ESCROW AGREEMENT

between

TRANSMERIDIAN EXPLORATION INCORPORATED,

JEFFERIES & COMPANY, INC., as Placement Agent

and

THE BANK OF NEW YORK, as Escrow Agent

Dated as of June 26, 2007

ACCOUNT NUMBER(S): 361785

SHORT TITLE OF ACCOUNT: Transmeridian Explrtn/Jefferies Co Esc

This ESCROW AGREEMENT is made this 26th day of June, 2007, by and between THE BANK OF NEW YORK (“Escrow Agent”), TRANSMERIDIAN EXPLORATION INCORPORATED (“TMY”) and JEFFERIES & COMPANY, INC., as placement agent (“Jefferies”, and together with TMY, the “Depositors” and each individually a “Depositor”).

Depositors and Escrow Agent hereby agree that, in consideration of the mutual promises and covenants contained herein, Escrow Agent shall hold in escrow and shall distribute the Escrow Property (as defined herein) in accordance with and subject to the following instructions and Terms and Conditions (as defined below).

As used herein, “Stockholder Approval Certificate” means a certificate in writing, duly executed by an authorized officer of TMY, certifying that TMY has (i) received duly executed written consents or proxies from the holders in the aggregate of a majority of the outstanding shares of TMY’s common stock approving, pursuant to Section 713 of the AMEX Company Guide, TMY’s issuance or potential issuance, pursuant to the Certificate of Designations, dated June 18, 2007, governing TMY’s 20% Junior Redeemable Convertible Preferred Stock, par value $0.0006 per share (such series, the “Junior Preferred Stock”), of an aggregate number of shares of TMY’s common stock which equals 20% or more of the aggregate number of shares of TMY’s common stock outstanding on June 18, 2007 (i.e., the date of the Commitment Letter, dated June 18, 2007, by and among TMY and the investors party thereto) and (ii) filed with the U.S. Securities and Exchange Commission a preliminary information statement or definitive proxy statement with respect to such stockholder approval.

As used herein, “Escrow Release Certificate” means a certificate in writing, duly executed by an authorized officer of TMY, certifying that TMY has received duly executed written consents or proxies from the holders in the aggregate of two-thirds of the then-outstanding shares of the Junior Preferred Stock (including the Securities (as defined below)) approving the release of (i) the Cash (as defined below) to TMY and Jefferies and (ii) the Securities to Jefferies in accordance with the terms of this Agreement.

I. INSTRUCTIONS:

1.	Escrow Property; Delivery of Funds from Jefferies to TMY

The property and/or funds deposited or to be deposited with Escrow Agent by TMY shall be 330,000 shares of the Junior Preferred Stock, in book-entry form (such 330,000 shares of the Junior Preferred Stock, the “Securities”). The Securities shall be issued in such name(s) and denomination(s) as TMY shall request in writing to the transfer agent and registrar for the Securities.

The property and/or funds deposited or to be deposited with Escrow Agent by Jefferies shall be $33,000,000 in cash (such amount, including the Distributions (as defined below) thereon, the “Cash”) in respect of the issuance and sale of the Securities pursuant to the Regulation D Purchase Agreement, dated June 26, 2007, by and among TMY and the various investors party thereto (the “Purchase Agreement”), and the related Placement Agency Agreement, dated as of June 26, 2007, by and among Jefferies, as placement agent, and TMY.

Upon the deposit of the Securities and the Cash, Escrow Agent will execute and deliver to TMY and Jefferies, as promptly as practicable, written confirmation of the receipt by Escrow Agent of the Securities and the Cash, in such form as may be reasonably requested by TMY and Jefferies.

The foregoing property and/or funds, plus all interest, dividends and other distributions and payments thereon (collectively, the “Distributions”) received by Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as the “Escrow Property.”

In addition to the above-referenced deposit of cash by Jefferies with the Escrow Agent, Jefferies hereby agrees to deliver to TMY on the Closing Date (as defined in the Purchase Agreement) $10,990,000, by wire transfer of immediately available funds, according to the written wire transfer instructions previously provided to Jefferies by TMY.

2.	Investment of the Cash

Upon written directions from Jefferies, the Escrow Agent shall invest or reinvest the Cash without distinction between principal and income, in the following:

One or more short-term market instruments including but not limited to marketable obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, bank instruments, corporate debt securities issued by U.S. or foreign companies, commercial paper, demand instruments, adjustable rate obligations, asset- backed securities, restricted securities, fully collateralized repurchase agreements or money market funds subject to the requirements of the Investment Company Act of 1940, as amended, invested in any one or more of the aforementioned types of instruments. Escrow Agent shall have no liability for any loss arising from or related to any such investment other than in accordance with paragraph 4 of the Terms and Conditions.

3.	Distribution of Escrow Property

Upon the receipt from TMY of either the Stockholder Approval Certificate or the Escrow Release Certificate, Jefferies hereby agrees to promptly (and in any event within one business day of the date of such receipt) provide written directions to Escrow Agent authorizing (i) the release to TMY and Jefferies of the Cash and (ii) the release to Jefferies of the Securities for delivery to the investors party to the Purchase Agreement.

Unless otherwise agreed to in writing by TMY and Jefferies, upon the delivery by TMY to Jefferies of either the Stockholder Approval Certificate or the Escrow Release Certificate, TMY and Jefferies hereby agree that the release of the Cash to TMY and Jefferies pursuant to the immediately preceding paragraph shall be, and Jefferies hereby agrees to instruct Escrow Agent in writing, as follows: (i) $1,815,000 to Jefferies and (ii) all remaining amounts (including Distributions) to TMY.

4.	Actions with Respect to Escrow Property

Escrow Agent is hereby directed to hold the Escrow Property. Except as provided in Section 6 hereof with respect to a termination of this Escrow Agreement, Escrow Agent is hereby (i) directed to distribute the Escrow Property only in accordance with written directions from Jefferies, which written directions are hereby authorized, and (ii) authorized by each of the Depositors to accept, and to act in accordance with, such written directions from Jefferies.

Escrow Agent is further authorized and directed by each of the Depositors, upon its receipt from time to time of written directions from Jefferies, which written directions are hereby authorized, to accept such written directions and to vote the Securities in accordance with, and in the manner specified in, such written directions (which may include written consent or duly executed proxy). Jefferies hereby agrees that, in connection with any vote (including a vote by written consent or duly executed proxy) by the holders of the Junior Preferred Stock, it will instruct the Escrow Agent to vote the Securities in the same proportions (or as nearly equal thereto as is practicable) as the votes (including any votes by written consent or duly executed proxy) cast on such matter by the holders of the Junior Preferred Stock (excluding the Securities).

Except as may otherwise be expressly provided for in this Escrow Agreement, Escrow Agent shall not take any action with respect to the Cash or the Securities, including but not limited to (i) any sale, transfer, encumbrance, conversion or “put” of the Securities or (ii) any voting, or any delivery of a written consent or proxy, with respect to the Securities, except in accordance with written directions from TMY and Jefferies.

5.	Addresses

Notices, instructions and other communications shall be sent to Escrow Agent, The Bank of New York, 101 Barclay Street, 8th Floor West, New York, New York 10286, Attn: Gina Jones, Corporate Trust Escrow Unit, and to Depositors as follows:

Jefferies & Company, Inc.	Transmeridian Exploration Incorporated
520 Madison Avenue	397 N. Sam Houston Pkwy E.
New York, New York 10022	Suite 300
Attention: Mark Sahler	Houston, Texas 77060
Attention: Earl W. McNiel

6.	Distribution of Escrow Property Upon Termination

As promptly as practicable following the termination of this Escrow Agreement pursuant to Section 18 hereof, any Escrow Property then held hereunder shall be distributed by Escrow Agent as follows: (i) any and all Cash shall be delivered to Jefferies pursuant to Jefferies’ written directions to the Escrow Agent, which written directions are hereby authorized, and (ii) any and all Securities shall be delivered to TMY or such other person as TMY shall direct, in any event pursuant to TMY’s written directions to the Escrow Agent, which written directions are hereby authorized. Escrow Agent is hereby authorized by each of the Depositors to accept, and to act in accordance with, such written directions delivered pursuant to this Section 6.

7.	Compensation

(a)	At the time of execution of this Escrow Agreement, TMY shall pay Escrow Agent an acceptance fee of $0.00. In addition, TMY shall pay Escrow Agent an annual fee of $6,000.00, payable upon execution of this Escrow Agreement and thereafter on each anniversary date of this Escrow Agreement. The annual fee shall not be pro-rated for any portion of a year. See Schedule A.

(b)	TMY shall pay all activity charges as per Escrow Agent’s current fee schedule.

(c)	TMY shall be responsible for and shall reimburse Escrow Agent upon demand for all expenses, disbursements and advances incurred or made by Escrow Agent in connection with this Agreement.

II. TERMS AND CONDITIONS:

1.

The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Depositors or to which any Depositor is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any Depositor or any entity acting on its behalf. Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2.	This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3.	If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4.	(a) Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from any Depositor or any entity acting on behalf of any Depositor, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, or (iv) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit.

(b) If any fees, expenses or costs incurred by, or any obligations owed to, Escrow Agent hereunder are not promptly paid when due, Escrow Agent may reimburse itself therefor from the Cash included in the Escrow Property and may thereafter sell, convey or otherwise dispose of any Escrow Property for such purpose.

(c) As security for the due and punctual performance of any and all of Depositors’ obligations to Escrow Agent hereunder, now or hereafter arising, Depositors, individually and collectively, hereby pledge, assign and grant to Escrow Agent a continuing security interest in, and a lien on, the Escrow Property and all Distributions thereon or additions thereto (whether such additions are the result of deposits by Depositors or the investment of Escrow Property). The security interest of Escrow Agent shall at all times be valid, perfected and enforceable by Escrow Agent against Depositors and all third parties in accordance with the terms of this Escrow Agreement.

(d) Escrow Agent may consult with legal counsel at the expense of TMY as to any matter relating to this Escrow Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(e) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5.	Unless otherwise specifically set forth herein, Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to Escrow Agent’s usual collection practices or terms regarding items received by Escrow Agent for deposit or collection. Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

6.	Escrow Agent shall provide to Depositors monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Depositors unless Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

7.	Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

8.	Notices, instructions or other communications shall be in writing and shall be given to the address set forth in the “Addresses” provision herein (or to such other address as may be substituted therefor by written notification to Escrow Agent or Depositors). Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent’s Insurance Trust and Escrow Unit of the Corporate Trust Division. Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by Depositors or by a person or persons authorized by Depositors. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

9.	TMY shall be liable for and shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being Escrow Agent hereunder (including but not limited to Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct.

10.	(a) Depositors may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days’ prior notice in writing signed by all Depositors. Escrow Agent may resign at any time by giving to Depositors fifteen (15) calendar days’ prior written notice thereof.

(b) Within ten (10) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, all Depositors shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such 10-day period, Escrow Agent may, in its sole discretion, deliver the Escrow Property to any of the Depositors at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by, and be deemed an obligation of, TMY.

(c) Upon receipt of the identity of the successor Escrow Agent, Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less Escrow Agent’s fees, costs and expenses or other obligations owed to Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

(d) Upon delivery of the Escrow Property to successor Escrow Agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

11.	(a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless Escrow Agent receives written instructions, signed by all Depositors, which eliminates such ambiguity or uncertainty.

(b) In the event of any dispute between or conflicting claims by or among the Depositors and/or any other person or entity with respect to any Escrow Property, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Depositors for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed an obligation of, TMY.

12.	This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each of the Depositors hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as Escrow Agent may select. Each of the Depositors hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any Depositor may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each Depositor waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

13.	Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

14.	The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

15.	Each Depositor hereby represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by Depositor do not and will not violate any applicable law or regulation.

16.	The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

17.	This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

18.

This Agreement shall terminate upon the earlier of: (i) the distribution by the Escrow Agent of all Escrow Property from the Account pursuant to Section 3 hereof, (ii) August 26, 2007, such date being the 61st calendar day following the date of the Purchase Agreement or (iii) an executed written agreement of termination between the Escrow Agent and the Depositors. The provisions of these Terms and Conditions shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

19.	No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “The Bank of New York” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent.

20.	The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

21.	This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

22.

The Escrow Agent does not have any interest in the Escrowed Property deposited hereunder but is serving as escrow holder only and having only possession thereof. TMY shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent, upon request, with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrowed

Property and is not responsible for any other reporting. This paragraph and paragraph (9) shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

Transmeridian Exploration Incorporated		Jefferies & Company, Inc., as Placement Agent

By:	/s/ Earl W. McNiel	By:	/s/ Jonathan Cunningham
Name:	Earl W. McNiel	Name:	Jonathan Cunningham
Title:	Vice President and Chief Financial Officer	Title:	Executive Vice President

THE BANK OF NEW YORK, as Escrow Agent

By:	/s/ Regina Jones
Name:	Regina Jones
Title:	Assistant Treasurer

Schedule A

(See attached)

Transmeridian Exploration Incorporated

Escrow Account

Fee Schedule

June 12, 2007

Upon appointment of The Bank of New York (“BNY”) as Escrow Agent, Transmeridian Exploration Incorporated shall be responsible for the payment of the fees, expenses and charges as set forth in this Fee Schedule.

GENERAL FEES

ACCEPTANCE FEE—Waived

This one time charge is payable at the time of the closing and includes the review and execution of the agreement and all documents submitted in support thereof and establishment of accounts.

ANNUAL ADMINISTRATIVE FEE—$6,000

An annual fee of $6,000 will cover the duties and responsibilities related to account administration and servicing, which may include maintenance of accounts on various systems, custody and securities servicing, reporting, etc. This fee is payable in advance for the year and shall not be prorated.

INVESTMENT COMPENSATION

With respect to investments in money market mutual funds for which BNY provides shareholder services BNY (or its affiliates) may also receive and retain additional fees from the mutual funds (or their affiliates) for shareholder services as set forth in the Authorization and Direction to BNY to Invest Cash Balances in Money Market Mutual Funds.

BNY will charge a $25.00 transaction fee for each purchase, sale, or redemption of securities other than the aforementioned Money Market Mutual Funds.

DISBURSEMENT FEE (CHECK OR WIRE) PER TRANSACTION

A fee of $25.00 will be assessed for each disbursement.

COUNSEL FEES

If counsel is retained by BNY, a fee covering the fees and expenses of Counsel for its services, including review of governing documents, communication with members of the closing party (including representatives of the purchaser, investment banker(s), attorney(s) and BNY), attendance at meetings and the closing, and such other services as BNY may deem necessary. The Counsel fee will be the actual amount of the fees and expenses charged by Counsel and is payable at closing. Should closing not occur, you would still be responsible for payment of Counsel fees and expenses.

MISCELLANEOUS FEES

The fees for performing extraordinary or other services not contemplated at the time of the execution of the transaction or not specifically covered elsewhere in this schedule will be commensurate with the service to be provided and will be charged in BNY’s sole discretion. These extraordinary services may include, but are not limited to: proxy dissemination/tabulation, customized reporting and/or procedures, electronic account access, etc. Counsel, accountants, special agents and others will be charged at the actual amount of fees and expenses billed.

OUT-OF-POCKET EXPENSES

Additional out-of-pocket expenses may include, but are not limited to, telephone; facsimile; courier; copying; postage; supplies; expenses of foreign depositaries; and expenses of BNY’s representative(s) and Counsel for attending special meetings. Fees and expenses of BNY’s representatives and Counsel will be charged at the actual amount of fees and expenses charged and all other expenses will be charged at cost or in an amount equal to 5% of all expenses billed for the year, in BNY’s discretion, and BNY may charge certain expenses at cost and others on a percentage basis.

Terms and Disclosures

TERMS OF PROPOSAL

Final acceptance of the appointment as escrow agent under the escrow agreement is subject to approval of authorized officers of BNY and full review and execution of all documentation related hereto. Please note that if this transaction does not close, you will be responsible for paying any expenses incurred, including Counsel fees. We reserve the right to terminate this offer if we do not enter into final written documents within three months from the date this document is first transmitted to you. Fees may be subject to adjustment during the life of the engagement.

MISCELLANEOUS

The terms of this Fee Schedule shall govern the matters set forth herein and shall not be superseded or modified by the terms of the escrow agreement. This Fee Schedule shall be governed by the laws of the State of New York without reference to laws governing conflicts. BNY and the undersigned agree to jurisdiction of the federal and state courts located in the City of New York, State of New York

CUSTOMER NOTICE REQUIRED BY THE USA PATRIOT ACT

To help the US government fight the funding of terrorism and money laundering activities, US Federal law requires all financial institutions to obtain, verify, and record information that identifies each person (whether an individual or organization) for which a relationship is established.

What this means to you: When you establish a relationship with BNY, we will ask you to provide certain information (and documents) that will help us to identify you. We will ask for your organization’s name, physical address, tax identification or other government registration number and other information that will help us to identify you. We may also ask for a Certificate of Incorporation or similar document or other pertinent identifying documentation for your type of organization.

We thank you for your assistance.

Accepted By:	For BNY:

Signature:

Date:

Name:

Title: